Exhibit 10.6

August 27, 2016

Mr. Christopher Forshay

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Re: Offer of Employment

Dear Chris:

GreenSky is pleased to offer you a full-time position to serve as Executive Vice President-Sales, reporting to David Zalik, the GreenSky CEO. Your start date will be on or before September 19, 2016. The position will be located in Atlanta, GA and includes the duties we discussed and others as assigned from time-to-time, including:

•	Senior executive responsibility for all Company revenue functions, including inside sales, outside sales, account management, sales operations, and new business development functions. Such responsibilities to include recruiting, motivating, and developing sales talent managers, and team leaders, developing and monitoring activity based reporting processes, optimizing sales productivity, sales planning and budgeting, sales engagement coordination, and development and implementation sales operations policies and procedures. Ensuring achievement of monthly, quarterly and annual sales goals is a top priority.

Your bi-weekly salary will be $9,423.08, which is equivalent to $245,000.00 on an annual basis. You will be eligible for a discretionary annual calendar year bonus up to 100% of your annual salary, to be paid out the following year, based upon achievement of personal and corporate goals, such Initial personal goals to be agreed upon within 45 days of commencement of your employment with the Company. Additional annual bonus beyond 100% to be considered if personal objectives are met and there is over performance to the EBITDA plan. Assuming that you commence employment with the Company on or before September 19, 2016, you will receive a prorated bonus for 2016, payable in March 2017, noting that you must be employed by GreenSky on the date the bonus is distributed.

In order to compensate you for (I) the cost of relocation of your principal residence to the metropolitan Atlanta area (on or before December 31, 2016), and (ii) your transition to GreenSky, upon evidencing your relocation you will receive a cash relocation and sign-on bonus (the “Sign-on Bonus”) of $125,000.00, such Sign-on Bonus to take the form of a non-interest bearing loan, such loan to be forgiven ratably over the first thirty months of your employment. Should you either voluntarily resign your employment with the Company, or be terminated for “Cause” (as defined herein) prior to completing 30 months of continuous employment with the Company, a pro rata portion of the Sign-on Bonus will be repayable upon your termination of employment. Additionally, you will be provided a temporary housing allowance of $3,000 per month through December 31, 2016 (as applicable), so as to allow you to work on-site in Atlanta five days per week upon commencement of your employment.

Following your start date, GreenSky will award you a grant of 20,000 units of profits interests equity pursuant to its standard profit interest grant agreement. Your grant will include a

“threshold amount” based on the Company’s then current period 409A valuation. Profit interests vest over a five-year vesting period, 20% per year, on Anniversaries 1-5 following the date of grant, with acceleration upon a Change of Control (as defined). Notably, a profits Interest grant allows a recipient to defer tax recognition prior to the ultimate disposition of the Interest awarded, with gain to be taxed at long-term capital gains rates (so long as the applicable long-term holding period is satisfied). Future profit interest grants will be considered based upon exceptional performance and/or expansion of assigned duties and responsibilities.

You will be paid in accordance with GreenSky’s customary payroll practice, which currently provides for bi-weekly pay periods, subject to tax withholdings and other standard payroll deductions. Employee benefits are specified in the Associate Manual and currently Includes health and dental Insurance, short and long-term disability insurance, 401k plan, life insurance, flexible spending/dependent care account, and optional AFLAC supplemental insurance. You will also be eligible for paid time off which can be used at your discretion and with manager approval. GreenSky reserves the right to modify the terms and conditions of employment at any time in its sole discretion and as required by the needs of the business.

If you are (a) terminated by the Company for any reason other than “Cause” (as defined herein), or (b) resign for “Good Reason” (as defined herein), the Company will pay you up to twelve (12) months of base pay and benefits continuation in the form of “income protection”. Such income protection payments to cease upon the earlier of twelve months or upon your acceptance of replacement employment. Payment of such monthly income protection amounts will be subject to ongoing compliance with any written restrictive covenant then in effect and in accordance with regular pay periods and subject to customary withholding. Payment of such income protection amounts will further be contingent upon your execution and timely delivery of a customary release and separation agreement.

For the purposes of this provision, “Cause” means any of the following; the current use of illegal drugs; conviction of any crime which involves moral turpitude, fraud or misrepresentation; commission of any act which would constitute a felony and which adversely impacts the business or reputation of the Company; fraud; misappropriation or embezzlement of Company funds or property; willful misconduct or reckless conduct which is materially Injurious to the reputation, business, business prospects, or business relationships of the Company; uncured violation or default on any of the material provisions of any agreement you have with the Company or any of the Company’s policies in effect from time to time; or following receipt of written notice (inclusive of detailed explanation of performance deficiencies and expectations for cure) and 90 days failure to cure such deficiencies, material and continuous failure to meet reasonable performance criteria or reasonable standards of conduct as established from time to time by the Company.

For purposes of the above provision, “Good Reason” means: (i) any material decrease in Executive’s base salary or annual bonus opportunity, (ii) the relocation of Executive’s current place of employment, or any requirement that Executive relocate outside of the Executive’s current metropolitan area; provided, however, this subsection (ii) shall not apply in the case of business travel which requires the Executive to relocate temporarily for periods of 30 days or less, (iii) the failure by the Company or any affiliate to pay the Executive any portion of the Executive’s base salary or annual bonus within 10 days after the date the same is due; or (iv) any material failure by the Company to comply with the terms of the Executive’s accepted written offer of employment.

As a GreenSky associate, you will be expected to abide by all GreenSky policies, practices, and procedures, as outlined in GreenSky’s Associate Manual. You also agree to execute deliver, prior to your employment through the digital on-boarding process, GreenSky’s Confidentiality, Non-Solicitation, Non-Recruitment, Non-Competition, and invention Assignment Agreement. The Agreement contains various provisions relating to your employment including, but not limited to, provisions restricting your use of confidential information, prohibiting you from competing for twelve months after termination of employment, and prohibiting you from hiring GreenSky employees for a period of one year from the date of your termination of employment.

Except as may be prohibited by law, any dispute arising under the terms of this letter or otherwise relating to your employment shall be settled exclusively by arbitration in Fulton County, Georgia in accordance with the employment rules of the American Arbitration Association then in effect. However, claims by GreenSky for injunctive or other equitable relief for unfair competition or the use, misuse, misappropriation, or unauthorized disclosure of trade secrets or confidential information, or for breach of, or to prevent a breach, contemplated breach or further breach by you of Sections 1-3 of GreenSky’s Confidentiality, Non-Solicitation, Non-Recruitment, Non-Competition, and Invention Assignment Agreement, as to which you agree that GreenSky may seek and obtain relief

/s/ GB__ Initials of GreenSky Representative
/s/ CF__ Initials of Associate

As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States. By accepting this offer, you represent and warrant that your employment with GreenSky will not violate any agreement, obligation or understanding that you may have with any third party or prior employer.

This offer of employment is contingent upon completion to GreenSky’s sole satisfaction of professional reference checks, a customary background investigation, and completion of psychometric testing by the Executive Assessment Practice Group of Russell Reynolds Associates (“RRA”) (the results of which will be shared with you by a RRA consultant following your commencement of employment with the Company).

Please understand that this letter is not a contract of employment and your employment with GreenSky will be at will. This means that either you or GreenSky may terminate your employment at any time, for any reason, not prohibited by law. The nature of this employment relationship cannot be changed except in writing by you and an executive officer of GreenSky.

If you choose to accept our offer under the terms described, please sign below and return an executed copy of this letter to me by August 29, 2016.

We look forward to your favorable reply and to a productive and enjoyable work relationship. We are excited to have you join us.

Very truly yours,

/s/ Gerald R. Benjamin
Gerald R. Benjamin
Vice Chairman GreenSky, LLC

Accepted by:	/s/ Christopher Forshay

Date:	8/27/16